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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934


                               TUT SYSTEMS, INC.
                               (Name of Issuer)

                  Common Stock, Par Value, $0.0001 Per Share
                         (Title of Class of Securities)

                                   901103101
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------------------------------------------------------------
  CUSIP NO.: 901103101
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON

          Microsoft Corporation

     S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

          91-1144442

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Washington

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            1,083,503

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             1,083,503

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,083,503
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.1%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

          CO

------------------------------------------------------------------------------

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Item 1.

          (a) Name of Issuer: Tut Systems, Inc. (the "Issuer").
              --------------

          (b) Address of principal executive offices of the Issuer: 2495 Estand
              ----------------------------------------------------
              Way, Pleasant Hill, CA 94523.

Item 2

          (a) Name of Person Filing: Microsoft Corporation.
              ---------------------

          (b) Address of Principal Business Office: One Microsoft Way, Redmond,
              ------------------------------------
              Washington, 98052-6399.

          (c) Citizenship: State of Washington.
              -----------

          (d) Title of Class of Securities: Common Stock, Par Value, $0.0001 Per
              ----------------------------
              Share.

          (e) CUSIP Number: 901103101.
              ------------

Item 3.   Not Applicable.

Item 4.   Ownership.
          ---------

          (a)  Amount beneficially owned: 1,083,503.
               -------------------------

          (b)  Percent of class: 9.1%.
               ----------------

          (c)  Number of shares as to which the person has:
               -------------------------------------------
               (i)   Sole power to vote or to direct the vote 1,083,503.
                                                              ---------

               (ii)  Shared power to vote or to direct the vote -0-.
                                                                ---

               (iii) Sole power to dispose or to direct the disposition of
                     1,083,503.
                     ---------

               (iv)  Shared power to dispose or to direct the disposition of
                     -0-.
                     ---

Item 5.   Ownership of Five Percent or Less of a Class: Not Applicable.
          --------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------
          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company: Not
          --------------------------------------------------------
          Applicable.


Item 8.   Identification and Classification of Members of the Group: Not
          ---------------------------------------------------------
          Applicable.


Item 9.   Notice of Dissolution of a Group: Not Applicable.
          --------------------------------

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Item 10.  Certification:
          -------------
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 14, 2000
                                     -----------------
                                          Date

                                     MICROSOFT CORPORATION


                                     By /s/ Robert A. Eshelman
                                        _______________________
                                        Robert A. Eshelman
                                        General Counsel, Finance & Operations

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